ETF Opportunities Trust 485BPOS

Exhibit 99.(p)(23)

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

Golden Eagle Strategies, LLC

Code of Ethics

August 2025

THIS MANUAL IS THE PROPERTY OF GOLDEN EAGLE STRATEGIES, LLC AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

TABLE OF CONTENTS

1. INTRODUCTION		5
2. OVERSIGHT OF THE CODE		5
2.1	Acknowledgement of the Code	5
2.2	Reporting Violations	6
2.3	Sanctions for Failure to Comply with the Code of Ethics	6
2.4	CCO’s Preclearance Requests	6
3. EMPLOYEE SUPERVISION		6
4. WHISTLEBLOWER POLICY		7
4.1	Introduction	7
4.2	Non-Retaliation Policy	7
4.3	SEC’s Whistleblower Program	8
5. CONFLICTS OF INTEREST GENERALLY		8
6. GIFTS AND ENTERTAINMENT		8
6.1	Gifts and Entertainment Policy	8
6.2	Permissible Gifts and Entertainment	9
6.3	Pre-Approval of Gifts	9
6.4	Pre-Approval of Entertainment	10
6.5	Reporting of Gifts and Entertainment	10
6.6	Government Officials	10
6.7	Gifts and Entertainment Policy Quarterly Compliance Attestation	10
6.8	Charitable Donations	10
7. ANTI-BRIBERY POLICY AND PROCEDURES		11
7.1	Anti-Bribery Policy	11
7.1.1	Foreign Corrupt Practices Act	11
7.1.2	FCPA Red Flags	11
7.1.3	Pre-Approval Requirement	12
8. POLITICAL CONTRIBUTIONS AND PAY TO PLAY		12
8.1	Introduction	12
8.2	Pay to Play Policy	12
8.3	New Employee Certification	13
8.4	Pre-Approval of Political Contributions	13
8.5	Pay to Play Policy Quarterly Compliance Attestation	13

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

9. PERSONAL TRADING POLICY		13
9.1	General Policy	13
9.2	Definition of Covered Account	14
9.3	Definition of Non-Discretionary Managed Account (or Third-Party Managed)	14
9.4	Definition of Reportable Security	15
9.5	Reporting of Employee’s Holdings and Transactions	15
9.5.1	Initial Holdings Report	15
9.5.2	Annual Holdings Report	16
9.5.3	Duplicate Brokerage Statements (Quarterly Transaction Report)	16
9.5.4	New Accounts	17
9.5.5	Exemption from Reporting on Automatic Investment Plans	17
9.6	Pre-approval and Prohibitions Under the Personal Trading Policy	17
9.7	Limited Offerings	17
9.7.1	Limited Offerings Policy Quarterly Compliance Attestation	18
9.8	Review and Retention of Reports	18
9.8.1	Escalation of Violations and Sanctions	18
9.8.2	Confidentiality	18
9.9	The Restricted List	18
10. OUTSIDE BUSINESS ACTIVITIES		19
10.1	Outside Business Activities Policy	19
10.2	Family Member’s Conflicts of Interest	19
10.3	Outside Business Activities Policy Quarterly Compliance Attestation	20
11. INSIDER TRADING		20
11.1	Introduction	20
11.2	Penalties for Insider Trading	20
11.3	Important Definitions	21
11.3.1	Nonpublic Information	21
11.4	Material Information	21
11.4.1	Insider and Temporary Insider	21
11.4.2	Tipper / Tippee Liability	21
11.5	Breach of Duty	21
11.6	Adviser’s Insider Trading Policy	22
11.7	Procedures Designed to Detect and Prevent Insider Trading	22

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

11.7.1	Procedures Governing Communication with Third Parties	22
11.7.2	Procedures Governing Formal and Informal Confidentiality Agreements	23
11.7.3	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity	23
11.7.4	Required Procedures for Service as a Director or on a Creditor’s Committee or in a Similar Capacity	24
11.8		24
11.9	Insider Trading Policy Quarterly Compliance Attestation	25
11.10	Compliance Responsibilities	25
12. PAID EXPERT POLICY AND PROCEDURES		25
12.1	Introduction	25
12.2	Paid Expert Procedures	25
12.2.1	Consultant Retained Through an Expert Network or Political Intelligence Firm	25
12.2.1.1 Pre-approval Procedures		26
12.2.1.2 Approval Guidelines		26
12.2.1.3 In-consultation Procedures		27
12.2.1.4 Chaperoning Procedures		27
12.2.1.5 Post-trade Review		27
12.2.2	Consultant not retained through an Expert Consultant Provider	28
13. COMMUNICATIONS WITH “VALUE-ADD INVESTORS”		28
13.1	Definition	28
13.2	Policy and Procedures	28
13.2.1	Preclearance Procedures for Value-Added Investors	28
14. COMMUNICATIONS WITH OTHER “BUY SIDE” FIRMS		29
14.1	Introduction	29
14.2	Compliance Review of Communications with Buy-Side Firms	29

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

1.	INTRODUCTION

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. Golden Eagle Strategies, LLC (the “Adviser”) has adopted this code of ethics (the “Code”) to establish the Adviser’s and each Employee’s fiduciary duty to the Adviser’s private funds, investors in its private funds, any separately managed accounts, or other vehicles managed or sub-advised by the Adviser, such as Exchange Traded Funds (“ETFs”), collectively referred to herein as the “Clients”). The Code also addresses certain possible conflicts of interest and includes the Adviser’s employee personal trading policy. The Code should be read in conjunction with the Adviser’s Supervisory Procedures and Compliance Manual (the “Manual”).

This Code sets forth standards of conduct expected for “Supervised Persons,” i.e., any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser or any other person who provides investment advice on the Adviser’s behalf and is subject to the Adviser’s supervision and control (hereafter, an “Employee”).

The following standards of business conduct will govern the interpretation and administration of this Code:

●	The interests of Clients must be placed first at all times.
●	All investment transactions (including personal trading transactions) must be conducted consistent with this Code, and in such a manner as to avoid any actual or perceived conflict of interest, or any abuse of an Employee’s position of trust and responsibility.
●	Employees must not misrepresent the Adviser or their role within the Adviser.
●	Employees should not take inappropriate advantage of their positions with the Adviser.
●	Employees must comply with all applicable “Federal Securities Laws.”

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees are expected not only to abide by the letter of the Code, but also to aspire to its spirit by upholding the Adviser’s fundamental ideals that include integrity, honesty and trust. The Code should be an active part of an Employee’s normal course of business.

The Adviser may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from Craig Peretz, the Chief Compliance Officer (and, along with any person who is delegated authority for compliance matters, (the “CCO”). The CCO may delegate the day-to-day management of certain of his/her compliance duties under the Code to another qualified Employee. In addition, the Adviser has engaged the services of an independent compliance consulting firm, to assist the CCO with the implementation and management of the CCO’s compliance duties. In the event an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

2.	OVERSIGHT OF THE CODE

2.1	Acknowledgement of the Code

Each Employee must complete an employee acknowledgement of receipt and compliance attestation form via the Firm’s compliance monitoring software, MyComplianceOffice (“MCO”) (or similar acknowledgement), upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

2.2	Reporting Violations

All Employees must promptly report any violations of the Code or any Federal Securities Laws to the CCO.

2.3	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Adviser may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC or other federal regulatory authority of the violations.

2.4	CCO’s Preclearance Requests

In all circumstances requiring pre-approval of an activity under the Code, the Managing Partner, Marc Zuccaro, will provide pre-approval to the CCO according to the provisions of the Code.

3.	EMPLOYEE SUPERVISION

Pursuant to Advisers Act Section 203(e), if an investment adviser fails to reasonably supervise an employee and that person violates the Federal Securities Laws, the SEC may censure, limit the activities of, or revoke, the registration of the investment adviser. However, Section 203(e)(6) states that an investment adviser will not be deemed to have failed to reasonably supervise any person if the adviser has: (i) established procedures and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and (ii) reasonably discharged the duties and obligations incumbent upon it by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

The Adviser takes seriously its obligation to supervise its Employees. Accordingly, the Adviser’s “Compliance Program,” which is comprised of the policies and procedures contained in the Manual and this Code (and any other then-applicable standalone policies or procedures, for example, the Adviser’s Business Continuity Plan), is designed to ensure that it reasonably supervises its Employees with a view to preventing violations of the Advisers Act and its rules, as well as other applicable Federal Securities Laws. The Adviser expects each Employee who acts in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in the Compliance Program. The Adviser’s management shall have overall responsibility for assigning supervisory responsibility. Any questions regarding the scope of this expectation should be brought to the attention of the CCO.

Where CCO (or other managerial) approval is required for the Adviser or an Employee to take certain actions, the CCO (or such other person) may deny or withhold approval if, in the CCO’s (or such other person’s) good faith determination, the proposed action by the Employee would not be in the best interests of the Adviser and its Clients, or would otherwise violate applicable policies and procedures, contractual restrictions or laws and regulations. The CCO may provide approval (or denial) of any request in writing through email or instant message, forms or appendices of this Code, or through a compliance platform engaged by the Adviser.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

The Adviser retains an independent third party that conducts routine background checks on prospective employees (for example, confirming employment histories, disciplinary records, financial background and credit information) and may contact personal references. In addition, the Adviser will not employ persons with a prior disciplinary history (for example, discipline regarding misappropriation, unauthorized trading, forgery, bribery or making unsuitable recommendations). However, should the Adviser employ a person with a disciplinary history, the Adviser will implement additional procedures so that the Adviser is able to identify any misconduct by such person.

4.	WHISTLEBLOWER POLICY

4.1	Introduction

Pursuant to the Adviser’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Adviser’s policies and procedures as well as all applicable laws and to report violations or suspected violations including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law(s). Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Adviser’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within the Adviser prior to seeking resolution outside of the Adviser.

The Adviser encourages Employees to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO and/or with the Managing Partner.

The Adviser will investigate all suspected violations. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Adviser’s policies and procedures and/or applicable laws. The CCO, at his or her discretion, may advise the Managing Partner of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Adviser’s policies and procedures or applicable law(s) must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly false will be viewed as a serious disciplinary offense.

4.2	Non-Retaliation Policy

The Adviser forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

4.3	SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or the Adviser) within 120 days of the Employee’s internal reporting. The Adviser encourages Employees to follow the Adviser’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO. In addition to reporting directly to the SEC, Employees may also contact Optima or legal counsel and remain eligible for the bounty.

5.	CONFLICTS OF INTEREST GENERALLY

It is the Advisers policy that all Employees act in good faith and in the Client’s best interests. To this end, Employees must not put themselves or the Adviser in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited. The following sections of this Code are designed to address the material conflicts of interest that Employees can expect to encounter in fulfilling their responsibilities to the Adviser.

6.	GIFTS AND ENTERTAINMENT

6.1	Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Adviser does, or is likely to do, business with may give the appearance of a conflict of interest. This policy does not govern gifts and entertainment outside of business or potential business activities of the Adviser. The Adviser’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment”. Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the Gift. Entertainment requires that the giver participates with the recipient in the enjoyment of the item or service. Entertainment is only appropriate when used to foster and promote business relationships for the Adviser. If an Employee believes the meal or Entertainment might be excessive, or appear excessive, he or she must obtain the CCO’s pre-approval.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

Solicitation of Gifts and/or Entertainment from individuals or firms with whom the Adviser does, or is likely to do, business with is unprofessional and is strictly prohibited. Employees also are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

As set forth in Section 6.6 below, any proposed Gift or Entertainment involving government officials requires the CCO’s pre-approval.

6.2	Permissible Gifts and Entertainment

Employees may receive or give Gifts and Entertainment from anyone with whom the Adviser has or is likely to have any business dealings, without any obligation to report or seek CCO pre- approval as follows:

●	Meals and Entertainment customarily associated with ethical business practices that cannot be reasonably interpreted by others as constituting an inducement to take a particular action. Meals with Clients, Investors, or service providers are not deemed entertainment by the Adviser.
●	Meals that are provided on-site for Employees to share by a person or firm with whom the Adviser has or is likely to have business dealings.
●	Items that have been branded with a company’s logo, such as pens, golf balls, tote bags, etc. are considered to not have the intrinsic value of the gift pre-branding and therefore do not count towards the gift limits UNLESS the gift is clearly of high value (over $250). Please contact the CCO if you require clarification on a case-by-case basis.
●	A Gift given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (for example, holiday gifts).
●	Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (for example, closing dinner gifts, Gifts given at an industry conference or seminar).
●	Employees may receive wedding, graduation or similar types of Gifts from Clients that in some cases may be difficult to return to the sender. The CCO will consider such Gifts on a case-by-case basis and determine whether such Gifts present a conflict of interest in light of the overall relationship with the Client.

6.3	Pre-Approval of Gifts

An Employee may not give or receive Gifts with a value in excess of $250 to or from each person or firm with whom the Adviser has or is likely to have business dealings, unless pre-approved by the CCO. If an Employee is unable to judge the value of a Gift, whether a Gift is considered a cash equivalent, or believes that the Gift may be excessive, he or she must contact the CCO for guidance.

Gifts to charity at the request of Clients are not permissible. Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent Gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency, and must forfeit such Gifts to the CCO who will decide the best course of action for disposing of the Gift which may include, but is not limited to, returning the Gift to the giver or donating the Gift to charity.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

6.4	Pre-Approval of Entertainment

Outside of the permissible Entertainment as outlined above, any other Entertainment, given or received, that is excessive over $250 or not usual and customary and involves an organization or entity which does or may potentially do business with the Adviser requires pre-approval with the CCO. If the value of the entertainment was only known to be not customary or exceed $250 after being received, then it must be disclosed to the CCO promptly to determine which action must be taken, if any. This includes, but is not limited to, attendance at sporting events, theater/art events, conferences or similar events.

Any Entertainment an Employee engages in should be reported to the CCO, regardless if pre- approval is required. Spouses and other family members may at times attend Entertainment events. Trends, unusually high frequency, and the value of such situations should be monitored by the Employee to ensure that actual or apparent conflicts of interest are avoided. Employees are required to notify the CCO if any family members will be attending an Entertainment event.

For the avoidance of doubt, meals with Clients, Investors, or service providers are not deemed entertainment by the Adviser and do not require pre-approval. However, all of these meals must be reported to the CCO.

6.5	Reporting of Gifts and Entertainment

Each Employee must notify the CCO promptly upon receiving or prior to giving a Gift or invitation for Entertainment other than those Gifts and Entertainment which are permissible or require pre-approval as per the above. The CCO is responsible for recording the information on the Gift and Entertainment Log.

6.6	Government Officials

Given enhanced regulatory scrutiny as well as jurisdictional considerations with respect to government engagement, any Gift or Entertainment given to or received from a government official requires the CCO’s pre-approval.

6.7	Gifts and Entertainment Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Gifts and Entertainment Policy.

6.8	Charitable Donations

Employees generally may not make charitable donations in the Adviser’s name or on its behalf without the CCO’s prior pre-approval. Employees may not solicit charitable donations from an employee of a broker-dealer, an investor, a prospective investor, an individual appointed by the Adviser to serve as an independent director, a data provider, accounting firm, law firm, or any other person or entity that does or seeks to do business with or on behalf of Adviser without the CCO’s pre-approval.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

7.	ANTI-BRIBERY POLICY AND PROCEDURES

7.1	Anti-Bribery Policy

The Adviser’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist the Adviser in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Adviser found to be violating the Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Adviser requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

7.1.1	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a “Foreign Official”1 for the purpose of influencing an official act or decision to obtain or retain business. The FCPA applies to all Foreign Officials and all employees of state-owned enterprises. The definition of Foreign Official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Adviser and its Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Adviser will make or offer improper payments to a Foreign Official.

7.1.2	FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

●	The foreign country’s reputation for corruption;
●	Requests by a foreign agent for offshore or other unusual payment methods;
●	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;
●	An apparent lack of qualifications;
●	Non-existent or non-transparent accounting standards; and

1 A “Foreign Official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state- owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

●	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for the Adviser and/or Employees and jail terms for Employees.

7.1.3	Pre-Approval Requirement

Employees are prohibited from giving anything of value to a Foreign Official without the CCO’s pre-approval.

8.	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

8.1	Introduction

The Advisers Act’s “Pay to Play Rule” restricts the Adviser and its Employees from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments; and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

8.2	Pay to Play Policy

The Adviser’s “Pay to Play Policy” prohibits the Adviser and its Employees from making any “contribution” (i) to candidates running for U.S. state or local political office, (ii) to candidates running for U.S. federal office who currently hold a U.S. state or local political office, or (iii) to political parties or political action committees (“PACs”) that may contribute to such campaigns (collectively, a “Political Contribution”). “Contribution” is broadly defined and means the giving of “anything of value” in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including contributions to any candidate for political office, political party or PAC. Anything of value includes providing services to a campaign, political part or PAC.

The Adviser will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. In addition, under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, Immediate Family Members (as defined below), attorneys, friends or companies affiliated with the Adviser as a means of circumventing the Pay to Play Rule.2

2 The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly, would violate the Rule.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

8.3	New Employee Certification

When an individual is employed by the Adviser, the Adviser must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for the Adviser, then the Adviser is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee is not involved in soliciting Clients, then the Adviser is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Adviser’s business. Upon joining the Adviser, each new Employee must complete a “New Hire Political Contributions Certification” via MCO.

8.4	Pre-Approval of Political Contributions

The Adviser prohibits Employees from making political contributions to local, state or federal officials and/or political parties and affiliates without the CCO’s pre-approval obtained by completing submitting a “Political Contribution Pre-Approval Request Form” through the MCO before making a Political Contribution or engaging in Political activities.

8.5	Pay to Play Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Pay to Play Policy.

9.	PERSONAL TRADING POLICY

9.1	General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule, the Adviser has adopted the following “Personal Trading Policy.” The Code of Ethics Rule requires that any “Access Person” submit to the CCO reports of the Access Person's current securities holdings. An Access Person is defined as any Supervised Person who:

●	Has access to Nonpublic Information (as defined below) regarding any clients' purchase or sale of securities, or Nonpublic Information regarding the portfolio holdings of any reportable fund, or
●	Is involved in making securities recommendations to clients, or who has access to such recommendations that are Nonpublic.

For purposes of this Personal Trading Policy, all Employees are Access Persons. Pursuant to the Advisers Act’s Books and Records Rule, the Adviser maintains a record of: (i) each report made by an Employee pursuant to the Code of Ethics Rule; (ii) the names of persons who are currently, or within the past five (5) years were, Access Persons of the Adviser; and (iii) any decision, and the reasons supporting the decision, to approve the acquisition of securities by Employees pursuant to this Personal Trading Policy for at least five (5) years after the end of the fiscal year in which the approval was granted.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

9.2	Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts of the Employee’s children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships residing in his or her household (an “Immediate Family Member”).

It is the Employee’s responsibility to ensure that the Employee’s Immediate Family Members are aware of this Personal Trading Policy and adhere to it.

9.3	Definition of Non-Discretionary Managed Account (or Third-Party Managed)

A “Non-Discretionary Managed Account” includes: (i) an account in which the Employee does not have any direct or indirect influence or control over specific investment decisions, such as in the case of a fully discretionary investment management account (all investment decisions are made by an appropriate third party); (ii) an account in which the Employee does not have any direct or indirect influence or control and has no knowledge of the account holdings, such as a blind account or trust; and (iii) an investment fund whereby all investment decisions are made by a third party who is unrelated to the Employee.

The CCO must pre-approve any arrangement whereby a Non-Discretionary Managed Account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. In considering whether to grant pre-approval, the CCO may request the following information (to be submitted as determined by the CCO):

●	Information about the third-party adviser's, broker’s or trustee's relationship to the Employee;
●	Initial and annual certifications by the Employee and the applicable third-party adviser, broker or trustee regarding the Employee's influence or control over the account; and/or
●	Reports on holdings and/or transactions made in the account.

Any Employee that is the beneficial owner of a Non-Discretionary Managed Account is prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions. All Non-Discretionary Accounts require a written discretionary investment management agreement or similar document covering the account for it to be considered for exemption from the Personal Trading Policy.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

9.4	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments such as stocks, bonds, fixed income, options, warrants, futures, currencies, and derivatives.3 A Reportable Security also includes all Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”) (see Section 9.7 below for exceptions). A Reportable Security does not include (a “Non-Reportable Security”):

●	Transactions and holdings in direct obligations of the U.S. government;
●	Money market instruments defined as bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
●	Shares issued by money market funds;
●	Shares issued by open-end funds (mutual funds); provided that such funds are not advised by the Adviser or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common with the Adviser; and
●	Units of a unit investment trust; if the unit investment trust is invested exclusively in one or more open-end funds, provided that such funds are not advised by the Adviser or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Adviser.
●	Cryptocurrencies (including, but not limited to, Bitcoin); and
●	Tokens issued in an initial coin offering ("ICO").4

Employees are permitted to trade Non-Reportable Securities and, with the exception of providing disclosure of all brokerage accounts held at the time of joining the Adviser and annually thereafter via MCO, Employees are not required to report or seek pre-approval of trades of Non-Reportable Securities.

9.5	Reporting of Employee’s Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO. Upon commencement of employment with the Adviser, Employees must provide the CCO with the names of any brokerage firms or banks where the Employee has an account in which any securities, futures or commodities are held. This includes, but is not limited to, brokerage, 401(k), IRA and 529 account plans.

9.5.1	Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” via MCO for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within ten (10) days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

3 The SEC defines a “security” as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, … transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security … or on any group or index of securities … or [any] warrant or right to subscribe to or purchase any of the foregoing.”

4 For the purposes of this policy, we have classified Bitcoin, other cryptocurrencies, and tokens or other products issues in an ICO as a Reportable Security, regardless of the status of such products under the federal securities laws.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

The Initial Holdings Report must include, at a minimum, the following information:

●	The title and type of security
●	The exchange ticker symbol OR CUSIP number, if applicable
●	The principal amount of each Reportable Security
●	The name of the broker, dealer, or bank where securities are held
●	The date the Access Person submitted the report

All Initial Limited Offerings must be disclosed via MCO.

9.5.2	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (and, together with the Initial Holdings Report, the “Holdings Reports”) for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted within 45 days of year end and must be current as of a date not more than 45 days prior to the date that the Annual Holdings Report is submitted.

Annual Holdings Reports are subject to the same criteria listed above regarding Initial Holdings Reports.

9.5.3	Duplicate Brokerage Statements (Quarterly Transaction Report)

Under the Code of Ethics Rule, the Adviser is required to obtain a “Quarterly Transaction Report” from its Employees. However, the Code of Ethics Rule permits Employees to submit brokerage statements in lieu of the Quarterly Transaction Report. Therefore, the Adviser requires Employees to instruct their brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO or disclose their account(s) on the firm’s compliance platform to allow for a direct feed. In the event that an Employee’s brokerage firm does not submit the Employee’s brokerage statements directly to the CCO, the Employee is required to provide the CCO with copies of his or her monthly or quarterly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 days of the end of the calendar quarter.

The Quarterly Transaction Report must include, at a minimum:

●	Date of transaction
●	Title and number of shares
●	Interest rate and maturity date, if applicable
●	Principal amount of each security
●	Nature of transaction
●	Price of security
●	Name of broker, dealer or bank

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

9.5.4	New Accounts

Employees must notify the CCO promptly (but in any event within ten (10) business days) in writing (email will suffice) if the Employee opens any new account(s) with a brokerage firm or other custodian, or moves an existing account to a different brokerage firm or other custodian.

9.5.5	Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an “Automatic Investment Plan.”5

9.6	Pre-approval and Prohibitions Under the Personal Trading Policy

Employees must obtain the CCO’s (or their chosen delegate’s) pre-approval via MCO for transactions in the following securities within any Covered Account(s):

●	Single-name securities and their derivatives traded long or short on U.S. Stock Exchanges
●	American Depositary Receipts (“ADRs”) and their derivatives
●	Initial public offerings (“IPOs”)
●	Golden Eagle Dynamic Hypergrowth ETF
●	Limited Offerings (see below)

Approvals are valid for a 48-hour period after the approval was granted.

9.7	Limited Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in a “Limited Offering.”6 Pursuant to the Adviser’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s pre-approval before entering into a Limited Offering, often known as a private placement, via MCO. Limited Offerings include private investment partnerships, interests in oil and gas ventures, real estate syndications, participation in certain tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to obtain and review any private placement memorandum, subscription agreement(s) or other like documents pertaining to the investment. Where confirmation(s) and statement(s) or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update. Approvals are valid for a 3-month period.

5 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

6 “Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rules 504, 505, or 506, under Regulation D of the Securities Act of 1933.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

9.7.1	Limited Offerings Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Limited Offerings Policy.

9.8	Review and Retention of Reports

The CCO shall review the Holdings Reports, duplicate brokerage statements (in lieu of Quarterly Transaction Reports) and any successful pre-approval requests to determine whether any violations of the Adviser’s policies or Federal Securities Laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Adviser determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

9.8.1	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify the Managing Partner, and the Adviser may impose sanctions as it deems appropriate.

9.8.2	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Adviser is required by law to disclose the contents of such reports to regulators.

9.9	The Restricted List

The Firm may place certain securities on a “Restricted List” and receive Restricted Lists from its ETF sponsor. Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on any Restricted List.

A security may be placed on the Adviser’s Restricted List for a variety of reasons including, but not limited to:

●	The Adviser or an Employee is in possession of material, nonpublic information (as defined below) about an issuer;
●	An Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Adviser or such Employee to receive MNPI;
●	The Adviser has executed a non-disclosure or similar agreement with a specific issuer that restricts trading in that issuer’s securities;
●	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

●	An investor relationship that involves a senior officer or director of an issuer, a “Value- Added Investor,” may present the appearance of a conflict of interest or an actual conflict of interest;
●	Any Security which at the time of such transaction is:
–	being considered for purchase or sale by a Client,
–	being purchased or sold by a Client, or
–	at the time of such proposed transaction, held for the account of one or more Clients.

The CCO is responsible for maintaining the Restricted Lists and securities will remain on the Restricted Lists until such time as the CCO deems their removal appropriate.

10.	OUTSIDE BUSINESS ACTIVITIES

10.1	Outside Business Activities Policy

Pursuant to the Adviser’s “Outside Business Activities Policy,” Employees must obtain the CCO’s pre-approval before engaging in outside business activities, including non-profit organizations. An “Outside Business Activity” includes being (whether or not on behalf of the Adviser) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-adviser entity or organization. Employees wishing to enter into or engage in an Outside Business Activity must obtain the CCO’s pre-approval via MCO.

10.2	Family Member’s Conflicts of Interest

Employees have an ongoing responsibility to notify the Adviser about any special relationship that the Employee has with an Immediate Family Member7 (see Personal Trading Policy for definition, above), that may result in a conflict of interest for the Employee, regardless of whether the Immediate Family Member resides with the Employee.

Employees must notify the CCO if an Immediate Family Member engages in an activity that presents a potential conflict of interest, including, but not limited to, the following:

●	Is running for a board position or involved in a proxy contest at a public company;
●	Conducts business with or works for an entity that conducts business with the Adviser; or
●	Works for or on behalf of any newspaper, radio, television, magazine, Internet or other media organization.

7 For purposes of the Outside Business Activities Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

10.3	Outside Business Activities Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Outside Business Activities Policy.

11.	INSIDER TRADING

11.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (“MNPI”) by the Adviser or any of its Employees or affiliates.

The term “Insider Trading” generally means one or more of the following activities:

●	Trading while in possession of MNPI received from an Insider, Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information;
●	Trading while in possession of MNPI[8] received from a Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information, where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the person breaching a duty of trust or confidence;
●	Recommending the purchase or sale of securities while in possession of MNPI; or
●	Tipping MNPI to others.

11.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through Insider Trading, impose a penalty of up to three (3) times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by the Adviser, including termination of employment. Under certain circumstances, the Adviser may also be liable for Insider Trading conducted by Employees and, even if the Adviser is not found guilty of Insider Trading, the reputational damage resulting from the allegation alone may cause the Adviser irreparable harm.

8 “In possession of MNPI” means that the person is aware of MNPI at the time of the trade.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

11.3	Important Definitions

11.3.1	Nonpublic Information

Information is considered “Nonpublic” if it has not been broadly disseminated to investors in the marketplace. Information is broadly disseminated when it has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

11.4	Material Information

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This includes earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

11.4.1	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a relationship with an issuer of securities, has knowledge of, or access to, MNPI. This can be any employee of an issuer (regardless of title), as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information. Temporary Insiders include, among others, the Adviser’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. An Employee may be considered a Temporary Insider depending on the facts and circumstances.

11.4.2	Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then trades that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

11.5	Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider or an individual who misappropriates his or her employer’s information. The Adviser does not expect Employees to evaluate this element of Insider Trading, but should be aware of the source of information received that may be Nonpublic and/or Material.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

11.6	Adviser’s Insider Trading Policy

The Adviser’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Adviser. The Adviser forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

11.7	Procedures Designed to Detect and Prevent Insider Trading

●	Before trading on his or her own behalf, or for others, each Employee must consider the following questions regarding information in his or her possession:
–	Is the information Nonpublic? Is the information Material? If, after consideration of the above, an Employee believes that the information is Material and Nonpublic, or if an Employee has questions as to whether the information is Material and Nonpublic, he or she should take the following steps:
▪	Report the potential MNPI immediately to the CCO.
▪	Do not communicate the information inside or outside of the Adviser, other than to the CCO.
▪	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others.
●	After the CCO has reviewed the issue, the Employee will be instructed whether to continue the prohibition against communication and trading.

Employees are required to refer to the following guidance and requirements for Employees in connection with situations that may result in the receipt of MNPI. Additionally, as discussed in Section 10 – “Personal Trading Policy,” Employees are required to disclose the existence and location of all Covered Accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Adviser’s CCO. Such statements will be reviewed by the CCO.

11.7.1	Procedures Governing Communication with Third Parties

When Employees communicate with third parties there is a risk that they may obtain MNPI that restricts the Adviser’s ability to purchase and sell securities. The Adviser has adopted specific procedures governing Employees’ interactions, which are designed to limit the Adviser’s inadvertent receipt of potentially restricting information and to alert the Adviser to any circumstance in which potentially restricting information has been conveyed to an Employee.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties that have a high likelihood of being in possession of MNPI with the statement that the Adviser (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (the Adviser will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legal requirements).9 If an Employee receives requests for the Adviser to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, they are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated, and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

11.7.2	Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, Employees may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between the Adviser and an issuer or an adviser to the issuer (for example, when considering the purchase of a privately negotiated investment, such as bank debt). In order to track the Adviser’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (for example, via a call from a bank or broker acting as adviser or agent of an issuer). At times, the party providing the information by telephone may follow up with an email to the Adviser which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall” confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

11.7.3	Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees may not serve as a director to any company or entity without obtaining the CCO’s pre-approval. Employees may not serve on a creditors’ committee (whether formal or ad hoc), or in a similar capacity, without obtaining the CCO’s pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (for example, communications from counsel hired by a creditors’ committee); (ii) non-public company information (for example, corporate information shared with the board of directors); and (iii) confidential information (for example, ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as well as other considerations, including the potential liability and conflicts of interest associated with such positions.

9 Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and the Adviser does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any such interaction.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

11.7.4	Required Procedures for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees who serve on a creditors’ committee (whether formal or ad hoc), or in a similar capacity, should inform the CCO after attending any committee meetings. The Employee should not, under any circumstances, misuse any material nonpublic information received as a result of participation.

Employees serving on ad hoc creditors’ committees must attest on a quarterly basis that they have not misused any material nonpublic information received as a result of participating in this capacity.

Employees generally should not share the Adviser’s confidential information with companies on whose boards or committees the Employee sits. Employees must consult the CCO if the Employee believes that sharing the Adviser’s confidential information may be in the best interest of the Adviser’s Clients.

11.8

The Adviser does not undertake channel checking exercises as part of their research process.(“Channel Checks”) are undertaken by obtaining information about companies by going out into the field and gathering information from retail outlets or speaking to vendors or suppliers of such companies or other parties whose business may have an impact on the business of the company being researched.

Employees are prohibited from using fraud or deception to obtain field research which the SEC considers to be in violation of Rule 10b-5. An Employee need not disclose his or her affiliation with the Adviser or the reason for seeking the information, but Employees must not make affirmative false representations about his or her affiliation or purpose.

Employees are reminded that the Adviser’s Insider Trading Policy requires Employees to immediately report the potential receipt of MNPI to the CCO and to refrain from discussing the potential MNPI with anyone else within or without the Adviser.

Although the Adviser does not participate it Channel Checks, if it did, the following procedures will take place prior:

●	The CCO’s written pre-approval is required before any Channel Check. The CCO will add the information to the “Channel Check Log.”
●	The CCO will review each Channel Check to ensure that the Adviser is not adopting any fraudulent means to obtain information.

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●	Employees must notify the CCO immediately if any information received via a Channel Check is potentially MNPI.

11.9	Insider Trading Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Adviser’s Insider Trading Policy.

11.10	Compliance Responsibilities

The CCO will discuss the Insider Trading Policy during the employee’s initial compliance training, and the Adviser’s annual compliance training meetings thereafter, to ensure that Employees are properly trained and aware of the required reporting procedures. The CCO will check the Restricted List against trade pre-approval requests. The CCO also will check the Restricted List against the Adviser’s portfolio trades for potential violations of the Insider Trading Policy. The Adviser’s order management system (OMS) checks the Adviser’s portfolio trades against the Restricted List and blocks attempted trades of restricted securities.

12.	PAID EXPERT POLICY AND PROCEDURES

12.1	Introduction

An“Expert Network Group” retains industry experts and matches those industry experts with investment advisory companies and other firms seeking industry research for a fee. The industry expert is paid by the Expert Network (“Paid Experts”). In addition, advisory firms may retain industry experts independent of an Expert Network and pay them directly (together with Expert Network industry experts, “Paid Experts”). The Adviser does not typically use Expert Network Groups as part of its research. If the Adviser did, this Policy Statement sets forth the Adviser’s policies and procedures regarding the use of Paid Experts.

In furtherance of the Insider Trading Policy (see below), it is the Adviser’s “Paid Expert Policy” that it not receive from Paid Experts: (i) MNPI; (ii) information that a Paid Expert has agreed to keep confidential, or (iii) information the transmittal of which would breach any duty or law by the Paid Expert. The reason for the Paid Expert Policy, in part, is to reduce the risk of the Adviser or its Employees trading on the basis of MNPI in violation of the federal securities laws.

12.2	Paid Expert Procedures

In furtherance of the Paid Expert Policy, the Adviser has adopted procedures that each Employee is required to follow in utilizing the services of a Paid Expert.

12.2.1	Consultant Retained Through an Expert Network or Political Intelligence Firm

The procedures in this subsection apply to use of the services of a Paid Expert retained through an Expert Network or a Political Intelligence Firm (“Expert Provider”).

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

12.2.1.1	Pre-approval Procedures

●	Approval of Expert Network. Services of a Paid Expert retained through an Expert Provider may be used only after the CCO has approved the Expert Provider in writing (an “Approved Expert Provider”). As part of the approval process, the CCO will evaluate whether the Approved Expert Provider has appropriate internal policies and procedures that address and prohibit the exchange of MNPI between the Paid Expert and the Adviser.
●	Approval of Consultations. Employees must obtain the CCO’s pre- approval before any initial consultation with a Paid Expert.
●	Completion of Pre-consultation and Acknowledgement Questionnaire. The CCO may request a questionnaire substantially in the Form of Exhibit A (the “Pre-Consultation Questionnaire”) to be completed by the Paid Expert. The Adviser, where appropriate, has arranged for an Approved Expert Provider to send the Pre- consultation Questionnaire to their respective Paid Experts and to provide a completed copy to the CCO. Approved Expert Providers may have their own pre-consultation questionnaire that their Paid Experts are required to prepare and, in such case, the Employee must provide the necessary information to the Expert Provider about the consultation necessary for the Paid Expert to complete the Pre- consultation Questionnaire.

12.2.1.2	Approval Guidelines

●	Public company employees. Employees are prohibited from speaking with any Paid Expert who is a current employee of a publicly traded company or has been an employee of a publicly traded company within the past six (6) months.
●	Clinical trials. Employees are prohibited from speaking to Paid Experts who are physicians about such physician’s participation in any clinical drug trial which has not been made public.
●	Confidentiality. Employees are prohibited from speaking to Paid Experts who are subject to non-disclosure agreements (NDAs) or confidentiality agreements, except when pre-approved by the CCO.
●	Communication restrictions. Employees are strictly prohibited from (i) exchanging any contact information with a Paid Expert at any time or (ii) communicating with a Paid Expert outside the pre- approved scheduled call or meeting.

●	Exceptions. The CCO may grant appropriate and appropriately documented exceptions from this policy, such as exceptions to the limitations on the expert networks employed by the Adviser and/or the frequency with which an expert is consulted by a member of the Adviser’s investment staff.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

12.2.1.3	In-consultation Procedures

●	Scheduling. All calls and in-person meetings with Paid Experts must be scheduled through the Expert Provider.
●	Bridge Line. All calls must be conducted through a bridge conference line or have the ability for a chaperone to join the call.
●	Reminder Notice to Consultant. At the outset of each call or in- person meeting with a Paid Expert, the Employee must recite an oral statement reminding the Paid Expert that the Adviser does not wish to receive any MNPI or other confidential information in the form of Exhibit B to this Paid Expert Policy.
●	Employees should remain vigilant in discerning whether MNPI has been divulged by the Expert and, if so, terminate the meeting and/or report the incident immediately to the CCO without discussing it with anyone else.

12.2.1.4	Chaperoning Procedures

The CCO or their delegate will chaperone a minimum number or percentage of telephonic consultations depending on volume of calls and other factors. Such telephonic consultations arranged through Expert Networks are subject to the Adviser’s “Chaperoning Procedures” as follows:

●	The CCO will decide whether to chaperone in a way that is visible or not visible to the Employee at the time of the consultation.
●	The CCO will maintain a log containing basic details of calls and meetings that are chaperoned.
●	The chaperone may, in his or her discretion, take notes of calls and meetings that are chaperoned. Any notes that are made regarding potentially problematic information conveyed during a chaperoned call or meeting and the resolution of the matter should be retained and submitted to the CCO.
●	If the chaperone has unresolved concerns at the end of a call, the chaperone must consult the CCO and the CCO may instruct affected employees to refrain from trading in the securities of relevant public companies until a decision can be made about whether formal trading restrictions should be imposed.
●	In the event that the CCO determines that MNPI likely was conveyed during a chaperoned call, the Adviser will add the security to the Restricted List.

12.2.1.5	Post-trade Review

In conducting periodic post-trade reviews of the Adviser’s trading, and of trading in Covered Accounts, the CCO will consider whether there are indications that a Paid Expert may have transmitted MNPI or confidential information in a fashion inconsistent with this Paid Expert Policy. This analysis may include the review of the trades by the Adviser or Employees following a Paid Expert consultation and their proximity to major corporate events, such as earnings announcements, press releases or other significant events affecting the relevant security’s issuer. For example, for consultations that are not chaperoned, a daily post-trade test surrounding the trade activity of recent consultations may be conducted. In these instances, the CCO will review the trade blotter against the list of Paid Experts spoken to within the past five (5) business days to identify trades that may have resulted from information received during the consultation. The CCO may investigate the reasons for any such relevant trade found within the five (5) business day window.

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

12.2.2	Consultant not retained through an Expert Consultant Provider

The Adviser may engage Paid Experts that are not affiliated with an Approved Expert Provider. For an Employee to consult with a Paid Expert outside of an Approved Expert Provider, the Employee must complete the “Consultant Questionnaire (Engagement Outside of Paid Expert Provider)” contained herein as Exhibit A below. At a minimum, the CCO will apply the standards in procedures described above applicable to Paid Experts retained through a Paid Expert Provider.

13.	COMMUNICATIONS WITH "VALUE-ADD INVESTORS”

13.1	Definition

The Adviser’s Funds may at times accept investments from "Value-Added investors.” Although the term Value-Added Investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the investment adviser (such as industry expertise or access to individuals in the investor's network) beyond just the value of their investment. Examples of such investors include executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess MNPI.

13.2	Policy and Procedures

Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with Value-Added Investors. Employees should refrain from discussing potentially sensitive topics (for example, specific information about the investor's employer) with a known Value-Added Investor. If there is any question whether information received from an any investor could be MNPI, Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above and in this Section.

13.2.1	Preclearance Procedures for Value-Added Investors

Prior to any telephone calls, video chats, or in-person meetings between an Employee and a Value-Added Investor, [the Employee must obtain preclearance from the CCO. The following information must be provided to the CCO prior to the meeting:

a.	Date and place of meeting
b.	Name of Value-added Investor, their employer, and job title
c.	Name of private fund the Value-Added Investor is invested in (or may invest in)

Golden Eagle Strategies, LLC	August 2025 Code of Ethics

d.	Names of all Employees in attendance and job titles
e.	Purpose of the meeting

The Adviser also will address communications with Value-Added Investors during annual compliance training meetings.

14.	COMMUNICATIONS WITH OTHER "BUY SIDE" FIRMS

14.1	Introduction

Communications with other "Buy Side Firms” (i.e., other investment managers or investing institutions) may constitute a significant part of the Firm's research process and may occur on a formal (for example, “idea dinners”) or informal basis. While such communications can be very beneficial to Clients by assisting the research process, these communications also entail certain additional risks. In particular, these risks include:

●	MNPI: There is a heightened risk of obtaining MNPI in discussions with other Buy Side Firms.
●	Front-Running: The sharing of investment targets and other confidential portfolio- level information could cause other buy side firms to front-run trading for Clients, which could operate as a detriment to the Clients' investments.
●	Disclosure of confidential or proprietary information: Confidential or otherwise proprietary information may be improperly shared with other market participants.

14.2	Compliance Review of Communications with Buy-Side Firms

Except in the case of private investments in which the Adviser is investing alongside third parties, Employees are generally prohibited from communicating information pertaining to specific securities transactions prior to those transactions taking place with anyone outside the Adviser (including Buy Side Firms). Commensurate with these risks, the Adviser has implemented training sessions for all investment team Employees relating to communications with Buy Side Firms. The CCO also will conduct testing and surveillance to monitor whether Employees are improperly communicating with other Buy Side Firms. Such testing may include review of electronic communications between Employees and personnel of other Buy Side Firms.